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                                                                   EXHIBIT 10.43

         This Employment Agreement, dated as of April 1, 2003, (this "Agreement"), is by and between Mike Dougherty (the "Executive") and Loudeye Corp., a Delaware corporation (the "Company" or "Loudeye").

                                   WITNESSETH:

         WHEREAS, the Company wishes to obtain the future services of the Executive for the Company; and

         WHEREAS, the Executive is willing, upon the terms and conditions herein set forth, to provide services hereunder; and

         WHEREAS, defined terms not defined herein shall have the respective meanings set forth on Schedule 1 attached hereto;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained here, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Nature of Employment

         The Company hereby employs Executive and Executive agrees to accept such employment, as Vice President of Business Development of the Company.

         2. Extent of Employment

         The Executive shall perform his obligations hereunder faithfully and to the best of his ability under the direction of the CEO of the Company. The Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity), consistent with norms in similar positions. Nothing contained herein shall require the Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority (collectively, the "Regulations").

         3. Compensation During the Term of Employment, the Company shall pay compensation to the Executive as follows:

         (a) Base Salary As base compensation for his services hereunder, consistent with the Company's regular payroll practices, an annual base salary of $150,000 (the "Base Salary"). The Board of Directors of the Company (the "Board of Directors") shall annually, and in its sole discretion, determine whether the Base Salary should be increased and, if so, the amount of such increase. In no event shall Executive's then current Base Salary be decreased.

         (b) Performance Bonus. The Executive shall be eligible to receive a bonus of up to a maximum of One Hundred Percent (100%) of the Executive's Base Salary (the "Target Bonus Amount"). The Target Bonus Amount shall be subdivided into four separate performance specific targeted bonus amounts which shall be awarded based upon four separate performance factors ("Performance Factors") as set forth on Schedule 3 hereto. With the Executive's consent, Schedule 3 hereto may be amended or modified to reflect such other performance criteria as the Board of Directors may determine from time to time. The bonus will be deemed earned upon the first to occur of (i) the end of the applicable period, and (ii) the day immediately preceding the date of consummation of a Change of Control, pro rated for the quarter in which the Change of Control occurs. The amount of the earned Target Bonus Amount, if any, shall be determined by the Board of Directors based upon the Company's results for the applicable period. Payment of the bonus shall be made five (5) business days following the first to occur of (i) the date of filing of the Company's Form 10-Q or Form 10-K for the applicable period, or (ii) the last date, without any extensions, that the Company must file its Form 10-Q or Form 10-K for the applicable period without violating and SEC or NASDAQ rule or regulation, in each case relating to achievement of the Performance Factors. Payment of the bonus is conditioned upon the Executive being employed by the Company during the relevant performance period, with certain exceptions discussed in Schedule 2. In addition to the foregoing, Executive shall have the right to a One-Time Special Bonus as set forth below.

         (c) One Time Special Bonus. In addition to the foregoing, Executive shall be entitled to a bonus equal to thirty percent 20% of executive's total incentive compensation (a "One Time Special Bonus") upon the first to occur of: (a) the closing prices per share of Loudeye common stock as quoted on NASDAQ Small Cap multiplied by the total number of common shares outstanding equals a market capitalization equal to or greater than Twenty Million Dollars ($20,000,000) for any Thirty (30) consecutive trading day period, or (b) upon the consummation of a Change of Control, provided that the valuation of the total equity of the Company in connection with the Change of Control is to or greater than Twenty Million Dollars ($20,000,000); provided, however, that the One Time Special Bonus payable in connection with a Change of Control shall be paid in the same consideration as that consideration (including securities) paid to security holders of Loudeye in connection with the Change of Control. In the event that Executive is terminated without Cause or resigns with Good Reason within Six (6) months of a Change of Control, and Executive did not otherwise receive a One Time Special Bonus, Executive shall be entitled to the One Time Special Bonus.

         (d) Stock Option. During the employment period, the Executive shall participate in the Executive share option plan of Loudeye and shall have the opportunity to purchase shares in accordance with its rules at a level commensurate with Executive's position, all such grants being subject to the approval of the Board of Directors of Loudeye. Subject to approval, the Executive will receive an award effective on the date established by the Board of Directors, in accordance with the schedule set forth below, of options to purchase, to the extent available, incentive stock option (ISO) shares of Loudeye, and to the extent that ISO's are not available, non-qualified options with an exercise price based on the closing price for Loudeye shares on April 1, 2003.

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Date awarded                        Target Number of Stock Options Shares

April 1, 2003                       Options to purchase 250,000 shares


         (e) Vesting period. This grant shall have a ten year term and shall be exercisable at the rate of 1/12th per month in arrears. The exercise price per share of your Incentive Option Grant will be equal to the Company's closing common stock price on April 1, 2003. Vesting will accelerate upon the first to occur of (i) a Change of Control, or (ii) the adoption by the Board of Directors of the Company of a plan of liquidation or dissolution of Loudeye.

         (f) Compensation on sale of company or assets. Executive shall be entitled to a bonus or bonuses ("Sale Bonus") equal to one half percent (0.5%) of the total Incremental Value (as defined below) upon consummation of a Change of Control. "Incremental Value" for purposes hereof shall mean the difference between (x) the aggregate sum of cash, value or other consideration related to a transaction described in clause (i) of the definition of Change of Control or the aggregate consideration paid or payable by or for the benefit of Loudeye in connection with one or more transactions described in clause (ii) of the definition of Change of Control (each, a "Transaction"), and (y) the market value of Loudeye as of the close of business on April 1, 2003. The Sale Bonus shall be fully earned upon consummation of the Transaction that creates Incremental Value, and shall be paid in the same currency as the consideration (including securities) paid to Loudeye or the shareholders of Loudeye in connection with such Transaction. In the event that Executive is terminated without Cause or resigns with Good Reason within Six (6) months of a Transaction, and Executive did not otherwise receive a Sale Bonus, Executive shall be entitled to the Sale Bonus in amounts described above.

         4. Term of Employment

         The "Term of Employment" shall commence on the date hereof and shall end on the date of termination as provided in Section 5.

         5. Termination

         (a) Subject to the Company's obligations to make the payments contemplated by Section 5(b)(i), the Term of Employment may be terminated at any time:

                           i. upon the death of the Executive ("Death");

                          ii. in the event that because of physical or mental
                              disability the Executive is unable to perform, and does not perform, as certified by a mutually agreeable competent medical physician, his material duties hereunder for 30 days in any continuous 60 day period ("Disability");

                         iii. by the Company for Cause;

                          iv. by the Company for any reason and without Cause;

                           v. by the Executive for Good Reason;

                          vi. by the Executive upon Change of Control. Upon
                              Change of Control, the Executive's severance, earned and unpaid incentive compensation and bonuses will be considered earned and is payable in a lump sum, with payment to be made no later than sixty (60) days from the effective date of the Change of Control. The Executive will be entitled to all rights under this Change of Control provision in the event that the Executive's employment is terminated without Cause within six months prior to a Change of Control

Executive acknowledges that no representations or promises have been made in connection with this Agreement or any other arrangement, plan or agreement between the Executive and the Company concerning the grounds for termination or the future operation of the Company's business, and that nothing contained herein or otherwise stated by or on behalf of the Company modifies or amends the right of the Company to terminate the Executive at any time, with or without Cause.

         (b) If the Executive's employment is terminated for any reason whatsoever, then, subject to the execution by Executive of a release in form reasonably satisfactory to the Company, which shall include without limitation a waiver of all claims the Executive may have against Loudeye, and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders and agents other than rights of indemnification and any rights to accrued benefits under the employee benefit plans (including equity plans), the Executive shall be entitled to (i) accrued and unpaid base salary, earned and unpaid incentive compensation and benefits (including sick pay, vacation pay and benefits under Section 7) with respect to the period prior to termination, (ii) reimbursement for expenses under Section 6 with respect to such period, and
(iii) any other benefits (including COBRA) required by law to be provided after termination of employment under the circumstances. Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan following the date of the termination of the Executive's Term of Employment. In the event the Executive's employment is terminated pursuant to:

                  (i) Death, Disability, Good Reason, without Cause or Change of Control, the Company will also pay to Executive (or his estate or representative) the termination benefits in accordance with Schedule 2. Such payment shall be made over a period of two (2) months as determined by the Company, provided, however, that in the event of termination due to Change of Control, the payment shall be made in a lump sum at the time of the consummation of the transaction constituting a Change of Control; and

                  (ii) Cause or Resignation, there will be no additional amounts owing by the Company to the Executive under this Agreement from and after such termination.

         (c) Termination of the Term of Employment will not terminate any other provisions not associated specifically with the Term of Employment.

         (d) Upon termination of the Executive's employment, the Company shall have no further obligations to the Executive under any option plan, share subscription or similar plan or arrangement, except to the extent that the documentation governing such plan or arrangement specifically requires the Company to continue to incur such obligations.

         6.       Reimbursement of Expenses

         During the Term of Employment, the Company shall reimburse Executive for reasonable documented travel, entertainment and other expenses reasonably incurred by Executive in connection with the performance of his duties hereunder and, in each case, in accordance with the rules, customs and usages promulgated by the Company from time to time in effect.

         7.       Benefits

         The Executive shall be entitled to participate in and be covered by any insurance plan (including, but not limited to, medical, dental, health, accident, hospitalization and disability), vacation policy, 401(k) plan and non-qualified pension plan of the Company, each as determined, from time to time, by the Board of Directors. The Company shall have no obligation to establish or maintain an particular plan or program. The Executive shall be entitled to four (4) weeks paid vacation in each twelve month period, accruing at the rate of 1.67 days per month, subject to the reasonable requirements of the Company as to the timing of the taking of such vacation.

         8.       Confidential Information

         Executive acknowledges execution of that certain Proprietary Information and Inventions Agreement dated ________ __, 200__ by Executive in favor of the Company (the "Confidentiality Agreement). The terms of the Confidentiality Agreement shall survive termination hereof.

         9.       Non-Competition

         The Executive acknowledges that services to be provided give him the opportunity to have special knowledge of the Company and of its affiliates and subsidiaries (the "Company Group") and their Confidential Information (as such term is defined in the Confidentiality Agreement) and the capabilities of the individuals employed by or affiliated with the Company and that interference in these relationships would cause irreparable injury to the Company. In consideration of this Agreement, the Executive covenants and agrees that for a period of six (6) months from termination, the Executive will not, without the express written approval of the Board of Directors directly or indirectly, in one or a series of transactions, or enter into any agreement to, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, agent, representative or other participant, in any business which competes with the Company, provided, however, that Executive may in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of another corporation whose capital stock is traded publicly. The Executive acknowledges that the terms of this Section 9 are reasonable and necessary for the protection of the Company, and that the scope and term of this Section 9 would not preclude Executive from earning a living with an entity that does not compete with the Company.

         10.      Non-Solicitation

         During the Term of Employment and for a period of six (6) months thereafter, Executive will not and will not cause another business or commercial enterprise to, without the express prior written approval of the Board of Directors, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, consultant, agent, representative or any other person which has a business relationship with any member of the Company Group or had a business relationship with any member of the Company Group to discontinue, reduce or modify such employment, agency or business relationship.

         11.      Non-Disparagement

         During and after the Term of Employment, Executive agrees that he shall not make any false, defamatory or disparaging statements about the Company or any member of the Company Group, or the officers or directors of the Company or any member of the Company Group. During and after the Term of Employment, the Company shall not make any false, defamatory or disparaging statements about the Executive.

         12.      Defense of Claims

         The Executive agrees that from the date hereof, and continuing for a reasonable period after termination of the Term of Employment, the Executive will cooperate with the Company in defense of any claims that may be made against the Company provided same does not interfere with the Executive's then current employment. The Company agrees to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such cooperation, including travel expenses and the fees and expenses of the Executive's legal counsel.

         13.      Notice

         Any notice, request, demand or other communications required or permitted to be given under this Agreement shall be given in writing and if delivered personally, sent be certified or registered mail, return receipt requested, sent by overnight courier or sent by facsimile transmission (with confirmation and a copy sent by mail within one day) as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

If to the Executive:
Mike Dougherty

         with a copy to:

If to the Company:                          Loudeye Corp.
                                            1130 Ranier Ave. South
                                            Seattle, WA  98144
                                            Attention:  Jeff Cavins
                                            Facsimile No.: (206) 830-5351

         with a copy to:                    Eric J. DALE
                                            ROBINSON & COLE LLP
                                            Financial Centre
                                            695 East Main Street
                                            P.O. Box 10305
                                            Stamford, CT 06904-2305
                                            Facsimile No.: (203) 462-7599

Any such notices shall be deemed to be given on the date personally delivered or sent by facsimile transmission or such return receipt is issued or the day after if sent by overnight courier.

         14.      The Executive's Representations

         The Executive hereby warrants and represents to the Company that Executive has carefully reviewed this Agreement and has consulted with such advisors as Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of Executive's prior employment which would be breached or violated by Executive's execution of this Agreement or by Executive's performance of his duties hereunder.

         15.      Company's Obligation: Taxes

         In connection with a Change of Control, Loudeye will cause to be maintained for a period of not less than three years from the date of the consummation of the transaction constituting a Change of Control directors' and officers' insurance and indemnification policies (including employment practices liability insurance) to the extent that they provide coverage for events occurring prior to the effective date (the "Effective Date") of the Change of Control (the "D&O Insurance") for Executive's service as an officer and director of Loudeye prior to the Effective Date; provided, however, that Loudeye may, in lieu of maintaining or causing to be maintained such D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Loudeye so long as the terms thereof are not less advantageous to Executive than the existing D&O Insurance. The Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligation of the Company, and that none of the Company's members, stockholders, directors, officers, or lenders will have any obligations or liabilities in respect of this Agreement and the subject matter hereof. Any amounts payable to the Executive pursuant to this Agreement shall be subject to withholding and any other applicable taxes.

         16.      Severability

         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of this Agreement is unenforceable and therefore acts to reduce the scope or duration of such provision, the provision in its reduced form shall then be enforceable.

         17.      Breach; Waiver of Breach: Specific Performance

         If either party breaches its obligations in connection with this Agreement, the non-breaching party shall be entitled to pursue all remedies available at law or in equity for such breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties (and any third party beneficiaries) to this Agreement will be entitled to enforce its rights under any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that the Company would be irreparably injured by a violation of Sections 8 through 11 of this Agreement, that the provisions of such sections are reasonable and that the Company could not adequately be compensated in monetary damages, in light of the sensitivity of the non-public information of the Company to which the Executive will be exposed and that the Company may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of the provisions of such sections of this Agreement.

         18.      Assignment: Third Parties

         Neither the Executive nor the Company may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other. Notwithstanding the foregoing, the Company may, in its sole discretion and without the requirement of notice to or consent of Executive, assign this Agreement in the event of the sale of all or substantially all of the assets of the Company.

         19.      Amendment: Entire Agreement

         This Agreement may not be changed orally but only by an agreement in writing agreed to by the parties hereto. This Agreement constitutes the entire Agreement between the parties concerning the subject matter hereof and, except as expressly set forth herein, supersedes all prior agreements, if any, between the parties relating to the subject matter hereof. The enforceability of this Agreement shall not cease or otherwise be adversely affected by the termination of the Executive's employment with the Company. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.

         20.      Choice of Law; Litigation

                  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF WASHINGTON. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 20 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A WASHINGTON FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF WASHINGTON; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF SUCH COURT AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS; (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; AND (5) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         21.      Headings

         The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         22.      Counterparts

         This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

                       THE NEXT PAGE IS THE SIGNATURE PAGE

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.

EXECUTIVE:                                 LOUDEYE CORP.

__________________________________         By:__________________________________
Mike Dougherty
                                           Name:  Jeff Cavins
                                           Title: CEO

                                   SCHEDULE 1

                               Certain Definitions

         "Cause" shall include but not be limited to termination based on any of the following grounds: (i) fraud, misappropriation, embezzlement or acts of similar dishonesty; (ii) conviction of a felony; (iii) illegal use of drugs or excessive use of alcohol in the workplace; (iv) intentional and willful misconduct that may subject the Company to criminal or civil liability; (v) breach of the Executive's duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (vi) willful disregard of Company policies and; (vii) breach of any of the material terms of this Agreement; and (viii) insubordination or the willful and continued failure by the Executive to substantially perform Executive's duties with Loudeye (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by Loudeye, which specifically identifies the manner in which Loudeye believes that the Executive has not substantially performed Executive's duties, and Executive's failure within 30 days to cure such insubordination or failure to perform.

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related or unrelated transactions, of all or substantially all of the assets of Loudeye and its subsidiaries, or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which Loudeye shareholders prior to the transaction no longer represent as a group a majority of the voting stock of Loudeye after the consummation of the transaction.

         "Confidential Information" means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, inventions, creative works, computer programs (including source of object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company Group, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by the Executive not permissible hereunder or that was in the possession of Executive prior to the date of this Agreement.

         "Good Reason" shall mean: (i) any substantial material diminution of the Executive's authority, duties or responsibilities (ii) the knowing and willful failure of Loudeye to make any payments provided under Subsections 3(a) or 3(b) in accordance with the terms of each of those subsections; or (iii) the relocation without the Executive's consent of the Executive's principal work location more than 50 miles from the former Loudeye work location where the Executive was formally employed; provided, however, that the Executive shall not be deemed to have resigned for Good Reason hereunder unless with respect to each of (i), (ii) and (iii) above, the Executive shall have provided written notice to Loudeye within 60 calendar days after the event that the Executive believes gives rise to the Executive's right to terminate employment for Good Reason, describing in reasonable detail the facts that provide the basis for such belief, and Loudeye shall have thirty (30) days from the date of such notice to cure any such diminution, failure or relocation.

         "Notice of Termination" Any termination of the Executive's employment by Loudeye or by the Executive during the Term of Employment (other than termination on account of the Executive's death) shall be communicated by written "Notice of Termination" to the other party hereto in accordance with
Section 13.

         "Operational Breakeven" shall mean EBITDA or EBIT, as allocated Paragraph 2 of Schedule 3.

         "Termination Date" shall mean: (i) if the Executive's employment is terminated by Executive's death, the date of Executive's death; (ii) if the Executive's employment is terminated on account of Disability, the date of the Notice of Termination is transmitted to Executive once the conditions set forth in Section 5(a)(ii) have been satisfied; (iii) if the Executive's employment is terminated due to a Change of Control, the date of the consummation of the transaction that constitutes a Change of Control; and (iv) if the Executive employment is terminated for any other reason, the date on which a Notice of Termination is transmitted (or any later date set forth in such Notice of Termination) or the Executive's last day of active employment, whichever date is later.

                                   SCHEDULE 2

                              Termination Benefits

         a) Termination by Loudeye Without Cause. In the event Loudeye terminates Executive's employment hereunder without Cause, Loudeye shall provide the Executive with six (6) months' severance, inclusive of Executive's then current Base Salary, earned and unpaid incentive compensation, bonuses and benefits, to be paid within sixty (60) days from the date of termination and, as to any Bonus payment, on the date it would have been made had the Executive remained in active status (collectively, the "Severance Payments"). Executive will cooperate, if requested by the Company, in the training and support Executive's replacement, if any. Failure of Executive to comply with this requirement may result in Termination for Cause.

         b) Termination by Loudeye For Cause. Loudeye may terminate Executive's employment immediately for "Cause", in which case Executive shall receive only Executive's Base Salary and normal benefits through the last day of Executive's active employment. For purposes of this Agreement, the term "Cause" shall be defined in Schedule 1.

         c) Termination By Executive Due to Voluntary Resignation. The Executive may terminate Executive's employment hereunder by voluntarily resigning Executive's employment and providing Loudeye with sixty
            (60) days prior notice of such resignation. In such event, Executive shall continue to receive Base Salary, earned incentive compensation and benefits during the period in which Executive remains in active employment or Loudeye may, in its sole discretion, terminate the employment at any time within such sixty (60) day period with no further obligation.

         d) Termination By Executive for Good Reason. The Executive shall have the right to resign for Good Reason and any such resignation shall be deemed a Termination by Loudeye without Cause under Section (a).

         e) Termination By Death or Disability. Executive's employment shall terminate if the Executive is unable to perform the duties of Executive's position due to death or disability. In such case, the Executive's heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Executive is entitled under this Agreement, except: (a) with respect to any Base Salary earned prior to the Executive's death or incapacity; (b) to the extent specifically provided in this Employment Agreement; (c) to the extent required by law; or (d) to the extent such benefit plans or policies under which Executive is covered provide a benefit to the Executive's heirs, beneficiaries, successors, or assigns. For purposes of this Agreement, the term "Disability" shall mean that, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been unable to substantially perform Executive's duties hereunder for a period of 6 consecutive months or 180 days within any 270 day period.

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

                                   SCHEDULE 3

                               Performance Factors

         1. Reduction of Lease Liabilities: Twenty Five Percent (25%) of the Target Bonus Amount shall be earned at such time as the Company's (inclusive of its subsidiaries) total lease obligation or monthly lease expense ("Real Estate Expense") is reduced by not less than 70% compared with the Real Estate Expense on February 28, 2003 or, if the Company determines not to sell its Vidipax division pursuant to the plan approved by the Board and to occupy the space located at 111 W. 19th Street, not less than 60% compared with the Real Estate Expense on February 28, 2003. This bonus will be paid in full to Executive upon execution of definitive agreements.

         2. Operational Breakeven: Eighteen and Three Quarters Percent (18.75%) of the Target Bonus Amount shall be earned at such time as the Company achieves EBITDA for the applicable quarter, and Six and One Quarter (6.25%) of the Target Bonus Amount shall be earned at such time as the Company achieves EBIT for the applicable quarter.

         3. Cash Usage Breakeven: Twenty Five Percent (25%) of the Target Bonus Amount shall be earned upon the Company having unrestricted cash and short-term investments at the end of a quarter that are equal to or greater than unrestricted cash and short-term investments of the prior quarter

         4. Revenue: Twenty Five Percent (25%) of the Target Bonus Amount shall be earned upon delivering results in which revenue exceeds the Board of Directors' approved revenue plan, (Schedule 4) by not less than Twenty Five Percent (25%) over the immediately preceding quarter, with such revenue measured on a pro forma basis with adjustments for any acquisitions or divestitures. This shall be pro rated annually and paid on a quarterly basis. By way of example only, if the Company's revenue exceeds the Board of Directors' approved revenue plan by not less than Twenty Five Percent (25%) over the immediately preceding quarter in three of four quarters, Executive would be entitled to a bonus of 18.75% of Base Salary based upon this Performance Factor and would be paid 6.25% following each quarter in which the Performance Factor is achieved.

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